EXHIBIT 99.1

Contact: Michael Mitchell

The Medicines Company

973-290-6097

michael.mitchell@themedco.com

FOR IMMEDIATE RELEASE:

THE MEDICINES COMPANY COMPLETES ACQUISITION OF INCLINE THERAPEUTICS, INC.

Parsippany, NJ and Redwood City, CA, January 7, 2013— The Medicines Company (NASDAQ: MDCO) announced today that it has completed its acquisition of Incline Therapeutics, Inc., a company focused on the development of IONSYS® (fentanyl iontophoretic transdermal system), a compact, disposable, needleless Patient-Controlled Analgesia (PCA) system in development for the short-term management of acute postoperative pain in the hospital setting.  Incline has become a wholly owned subsidiary of The Medicines Company.

Glenn Sblendorio, President and Chief Financial Officer said, “This is another step to establish The Medicines Company as a leader in acute and intensive care medicine globally. We have been very impressed with the work that the Incline team has done with IONSYS and look forward to collaborating with our team in Redwood City to continue preparing the product for near-term resubmission for marketing approval in the US and Europe.”

About The Medicines Company

The Medicines Company (NASDAQ: MDCO) provides medical solutions to improve health outcomes for patients in acute and intensive care hospitals worldwide. These solutions comprise medicines and knowledge that directly impact the survival and well being of critically ill patients. The Medicines Company’s website is www.themedicinescompany.com.

Statements contained in this press release about The Medicines Company that are not purely historical, and all other statements that are not purely historical, may be deemed to be forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, the words “believes,” “anticipates” and “expects” and similar expressions, including the Company’s preliminary revenue results, are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by these forward-looking statements. Important factors that may cause or contribute to such differences include the extent of the commercial success of Angiomax, the Company’s ability to develop its global operations and penetrate foreign markets, whether the Company’s products will advance in the clinical trials process on a timely basis or at all, whether the Company will make regulatory submissions for product candidates on a timely basis, whether its regulatory submissions will receive approvals from regulatory agencies on a timely basis or at all, whether physicians, patients and other key decision makers will accept clinical trial results, risks associated with the establishment of international operations; the ability of the Company to retain certain key employees of Incline; decisions of regulatory authorities regarding marketing approval or material limitations on the marketing of IONSYS for its current or potential new indications; the ability of the Company to obtain marketing approvals and launch IONSYS when planned; the extent of commercial success of IONSYS; the ability of the Company to successfully integrate Incline’s business with the

The Medicines Company	8 Sylvan Way Parsippany, New Jersey 07054	Tel: (973)290-6000 Fax: (973)656-9898

Company’s other businesses and such other factors as are set forth in the risk factors detailed from time to time in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission including, without limitation, the risk factors detailed in the Company’s Quarterly Report on Form 10-Q filed on November 9, 2012, which are incorporated herein by reference. The Company specifically disclaims any obligation to update these forward-looking statements.